Exhibit 99.2 - Joint Filer Information and Signature

Joint Filers:

1. Name: Brookfield US Corporation

Address: 4 Brookfield Place, 250 Vesey Street, New York, NY 10281-1021

Brookfield US Corporation

By: /s/ Aleks Novakovic	Date: November 27, 2013
Name: Aleks Novakovic
Title: Director